Code of Ethics

January 23, 2012

Confidential: For internal use only

First Oak Capital Management LLC
600 Montgomery Street, 11th Floor
San Francisco, CA 94111
(415) 544-7800
compliance@firstoak.com

© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.

1/23/12

First Oak	Code of Ethics
Capital Management

OVERVIEW

First Oak Capital Management LLC (“First Oak” or the “Firm”) is an investment adviser registered under the Investment Adviser Act of 1940, as amended (“Advisers Act”) and has adopted this Code of Ethics (the “Code”). First Oak and all officers and Employees of First Oak are subject to this Code.

As a fiduciary, First Oak is committed to maintaining the highest ethical standards in all business activities, including the management of private Investment Funds managed by First Oak (collectively referred to as “Clients”). The Code reflects First Oak’s view on dishonesty, self-dealing, conflicts of interest, and trading on material, non-public information, none of which will be tolerated. Each Employee is required to read the Code annually and to certify that he or she has complied with its provisions and with the reporting requirements. Acknowledgement of and compliance with the Code are conditions of employment.

Any person who has any question regarding the applicability of the Code or the related prohibitions, restrictions and procedures or the propriety of any action is urged to contact First Oak’s Chief Compliance Officer.

The Code of Ethics is predicated on the principle that First Oak owes a fiduciary duty to its Clients. Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. At all times, First Oak Employees will be mindful to:

	■	Place Client interests ahead of the Firm. As a fiduciary, First Oak will serve in its Clients’ best interests. In other words, Employees may not benefit at the expense of Clients.

■
Engage only in personal investing that is in full compliance with First Oak’s Code of Ethics. Employees must review and abide by First Oak’s Personal Securities Transaction and Insider Trading Policies.

■
Avoid taking advantage of your position. Employees must not accept investment opportunities, Gifts or other gratuities from individuals seeking to conduct business with First Oak, or on behalf of an advisory client, unless in compliance with the Gift Policy below.

	■	Maintain full compliance with the federal securities laws. Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

Any questions with respect to First Oak’s Code of Ethics should be directed to the Chief Compliance Officer (CCO). As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

	© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.	1

First Oak	Code of Ethics
Capital Management	OVERVIEW

Risks	In developing this policy and procedures, First Oak considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

■
Employees engage in various personal trading practices that wrongly make use of non-public information resulting in harm to Clients or unjust enrichment to the Employee. (These practices include trading ahead of Clients and passing non-public information on to spouses and other persons over whose accounts the Employee has control.)

	■	Employees take advantage of their position by accepting excessive Gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with First Oak.

	■	Employees are not aware of what constitutes insider information.

■
Employees serve as trustees and/or directors of outside organizations. (This could present a conflict in a number of ways, for example, if First Oak wants to recommend the organization for investment or if the organization is one of First Oak’s service providers.)

	■	Employees use Firm property, including research, supplies, and equipment for personal benefit.

	■	First Oak places brokerage transactions with broker-dealers or registered representatives that refer investors to its hedge fund, which results in First Oak’s Clients paying higher commission rates.

■
Despite the increase in assets, which may increase First Oak’s leverage in seeking better execution capabilities and/or allow for more choice of brokers, First Oak continues to direct all brokerage to one or a few broker-dealers without reviewing for best execution.

	■	First Oak charges performance fees that violate Section 205 of the Advisers Act or Rules 205-1, 205-2 or 205-3.

	■	First Oak receives additional compensation or other economic benefits for selecting a particular securities lending agent over another.

First Oak has established the following guidelines as an attempt to mitigate these risks.

Guiding Principles and Standards of Conduct
All Employees will act with competence, dignity and integrity, in an ethical manner, when dealing with Clients and Investors, the public, prospects, third-party service providers and fellow employees. The following set of principles frame the professional and ethical conduct that First Oak expects from its Employees:

	■	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, Clients, Investors, prospective clients and Employees;

	■	Place the integrity of the investment profession, the interests of Clients, and the interests of First Oak above one’s own personal interests;

	■	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

	© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.	2

First Oak	Code of Ethics
Capital Management	OVERVIEW

	■	Avoid any actual or potential material conflict of interest;

	■	Conduct all personal securities transactions in a manner consistent with this policy;

■
Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

	■	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;

	■	Promote the integrity of, and uphold the rules governing, capital markets;

	■	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.

	■	Comply with applicable provisions of the federal securities laws.

First Oak has zero tolerance for retaliatory actions and therefore may subject offenders to more severe action than set forth in this Code of Ethics. In order to minimize the potential for such behavior, all reports of Code of Ethics violations will be treated as being made on an anonymous basis.

Safeguarding of Proprietary and Non-public Information
Proprietary information includes non-public information, analyses and plans that are created or obtained by First Oak for its business purposes, other than that which constitutes confidential information entrusted to First Oak or its personnel by an external source. In order to safeguard proprietary and non-public information, Employees should:

	■	Use proprietary or non-public information only for the specific business purposes for which the information was given, created or obtained;

■
Avoid discussions of proprietary or non-public information in the presence of others who do not have a need to know such information (including other Employees), and exercise extreme caution when discussing proprietary or non-public information in hallways, elevators, trains, subways, airplanes, restaurants, social gatherings or other public places;

	■	Keep Investor identities confidential;

	■	Keep proprietary and non-public information in locked file cabinets located in a secure area and use pass-codes to protect computer files;

■
Exercise care to avoid placing documents containing proprietary or non-public information in areas where they may be read by unauthorized persons, and store such documents in secure locations when they are not in use; and

■
Avoid using speakerphones in circumstances where proprietary or non-public information may be overheard, and be aware that mobile telephones must be used with great care because their transmissions may be picked up by others.

First Oak sub-leases office space, which will result in individuals, other than Employees, having access to various common areas such as hallways, elevators, restrooms, etc. As a result, Employees must be especially vigilant in following the procedures outlined above.

	© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.	3

First Oak	Code of Ethics
Capital Management

PERSONAL SECURITIES TRANSACTIONS

The personal transactions and investment activities of Employees of First Oak, and certain of their Family Members (referred to collectively as “Personal Securities Transactions”), are the subject of various federal securities laws, rules and regulations. Personal Securities Transactions should be executed in a manner consistent with First Oak’s fiduciary obligations to its Clients: Trades should avoid actual improprieties as well as the appearance of impropriety.

General Policies	Accounts Covered by the Policies and Procedures
and Procedure
First Oak’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees have any direct or indirect Beneficial Ownership interest, and includes accounts held by Family Members sharing the same household (each, a “Covered Account”). Family Members include a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in- law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

In the CCO’s discretion, the CCO may grant an exception relating to an Employee’s account or an account of such Employee’s Family Member sharing the same household if the Employee or Family Member does not have any direct or indirect influence or control over such account.

The CCO shall consider, on a case-by-case basis, whether third-party consultants, vendors, service providers or other independent contractors or temporary or contract employees (collectively, “Outside Personnel”) should be deemed to be Employees or Access Persons for purpose of this Personal Securities Transaction policy. In the event that any such Outside Personnel are deemed to be Employees or Access Persons for purposes of this policy, such Outside Personnel shall be, and shall agree to be, subject to and bound to all of the provisions hereof. The CCO shall maintain appropriate records respecting determinations under this paragraph.

Prohibited Securities, Non-Restricted Securities and Approved Securities
■
Subject to the CCO’s pre-approval, Access Persons and their Family Members must dispose of all Prohibited Securities within 30 days of the submission of such Employee’s initial Holdings Report (as described below), provided that the CCO may make exceptions for Prohibited Securities the disposal of which are impractical (such as investments in restricted or otherwise illiquid securities);

■
Each Employee that is not an Access Person and such Employee’s Family Members may hold Prohibited Securities that were held at the time of such Employee’s hiring and, subject to the CCO’s pre-approval, may dispose of such Prohibited Securities;

	■	All Employees and their Family Members are prohibited from purchasing Prohibited Securities while employed by First Oak; and

■
All Employees and their Family Members are allowed to trade Non-Restricted Securities and Approved Securities; provided that any Hold Security purchased must be held for 30 days before it can be sold by an Employee or such Employee’s Family Members.

	© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.	4

First Oak	Code of Ethics
Capital Management	PERSONAL SECURITY TRANSACTIONS

Employees must have written clearance for all transactions involving Prohibited Securities before completing the transactions. First Oak may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. All preclearance requests must be submitted to the CCO.

Notwithstanding any other provision of this Personal Securities Transactions policy, the CCO shall have the discretion to require any Employee (including any Access Person) or any Family Member of such Employee to dispose of any Security Beneficially Owned (including any Non-Restricted Securities and Approved Securities) by such Employee or Family Member, as the case may be.

Restricted List

Certain transactions in which the Firm engages or other circumstances may require, for either business or legal reasons, that any Client Accounts or Covered Accounts do not trade in certain Securities for specified periods. A Security may be designated as “restricted” if the Firm or any of its personnel has material, non-public information regarding that Security or if trading in that Security should be restricted for any other reason. Such Securities will appear on a restricted list (the “Restricted List”) that will be circulated to Access Persons by the CCO. The Restricted List is confidential, and no information about the Restricted List may be disclosed to anyone outside of the Firm.

Employees should consult the Restricted List before placing any order for the purchase or sale of Securities in a Client Account. No Employees may engage in any trading activity with respect to a Security, or an option, derivative or convertible instrument related to that Security, while that Security is on the Restricted List, except with the prior written approval of the CCO.

Client Receives Better Prices

If an Employee or such Employee’s Family Members sells any Prohibited Security on the same day or up to five business days prior to the day that a Client sells that Prohibited Security, the Client will receive the same or more favorable price. The Firm may require an Employee or such Employee’s Family Members to reimburse the Client for the difference between the Employee’s or Family Member’s price for the number of shares of the Prohibited Security sold and the Client’s price for that number of shares.

Reporting, Policies	Initial Holdings Report
and Procedures
Within 10 days of becoming an Employee each Employee must: (i) identify to the CCO all of the Covered Accounts (including any Covered Account that holds only Non-Restricted Securities or Approved Securities) relating to such Employee (including those of his or her Family Members); and (ii) provide to the Firm a report (a “Holdings Report”) disclosing the title, type, number of shares or principal amount (as applicable), and the exchange ticker symbol or CUSIP number (as applicable) of each Security Beneficially Owned by such Employee and such Employee’s Family Members, which may be satisfied by attaching all relevant brokerage account statements current as of no earlier than 45 days prior to such Employee’s employment. Each Holdings Report submitted by an Employee must contain the date of submission.

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First Oak	Code of Ethics
Capital Management	PERSONAL SECURITY TRANSACTIONS

Annual Holdings Reports

Employees must report annual Holdings Reports relating to all Covered Accounts (including those of his or her Family Members) to the CCO on or before February 14th of each year, which may be satisfied by attaching all relevant brokerage account statements current as of December 31st of the preceding year or later. Employees without any holdings to report should report the absence of holdings to the CCO. Each Holdings Report submitted by an Employee must contain the date of submission.

Quarterly Transaction Reports

Within 30 days of the end of each calendar quarter, Employees must: (i) identify to the CCO any Covered Accounts (including any Covered Account that holds only Non- Restricted Securities or Approved Securities) relating to such Employee (including those of his or her Family Members) opened during such quarter; and (ii) all Securities transactions in all of such Employee’s (and such Employee’s Family Members’) Covered Accounts during such quarter (including transactions in Non-Restricted Securities and Approved Securities and including transactions in those Covered Accounts opened during such quarter). Employees without any account openings or transactions to report should report the absence of openings/transactions to the CCO.

Each transaction report must contain, at a minimum, the following information about each transaction:

	■	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Security involved;

	■	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

	■	The price of the Security at which the transaction was effected;

	■	The name of the broker, dealer or bank with or through which the transaction was effected; and

	■	The date the Employee submits the report.

Any trades that did not occur through a broker/dealer, such as a purchase in a Limited Offering, must be reported as well.

Brokerage Statements and Trade Confirmations

Employees may use duplicate trade confirmations and/or account statements to fulfill their annual and quarterly reporting obligations. Each Employee using broker statements and/or trade confirmations must have a copy of each account statement and each trade confirmation in all of the Covered Accounts related to such Employee (including those of his or her Family Members) sent directly to the Firm. For Quarterly Transaction Reports, the CCO must receive all such confirmations and statements within 30 days of the end of each calendar quarter.

	© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.	6

First Oak	Code of Ethics
Capital Management	PERSONAL SECURITY TRANSACTIONS

Review and	Review of Personal Securities Transactions
Reporting Responsibilities
First Oak’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees personal trading activities. Accordingly, the CCO will closely monitor Employees investment patterns to detect the following potentially abusive behavior:

	■	Frequent and/or short-term trades in any Security;

	■	Trading that appears to be based on Material Non-Public Information.

The CCO will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior.

Upon review, the CCO will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CFO will monitor the CCO’s personal securities transactions for compliance with the Personal Securities Transactions policies and procedures.

The Firm reserves the right to require an Employee to reverse, cancel or freeze, at the Employee’s expense, any transaction or position in a Security if the Firm believes such transaction or position might violate the Code or appears improper. Except as required to enforce the Code or to participate in any investigation concerning violations of applicable law, the Firm will keep all such information confidential.

Reporting Violations and Remedial Actions

First Oak takes the potential for conflicts of interest caused by personal investing very seriously. As such, First Oak requires its Employees to promptly report any violations of the Code to the CCO. First Oak’s Senior Management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code.

If any violation of First Oak’s Code of Ethics is determined to have occurred, the CCO may impose sanctions and take such other actions, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or Gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or Gifts forfeited shall be paid to the applicable Client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

No Employee shall participate in a determination of whether he or she has committed a violation of the Code or in the imposition of any sanction against himself or herself.

	© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.	7

First Oak	Code of Ethics
Capital Management

INSIDER TRADING POLICY

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material non- public information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, First Oak has instituted procedures that are designed to detect and prevent the misuse of material non-public information.

The securities laws generally prohibit the following activities:

	■	Trading by an insider while in possession of material non-public information;

	■	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

	■	Communicating material non-public information to others in breach of a fiduciary duty or where the insider has a reasonable expectation that the information will be maintained on a confidential basis.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material non-public information. Whether the “tip” made to the Employee makes him or her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information.

The misuse of such information may violate the securities laws as well as other legal and regulatory requirements. Misuse of such information could also cause First Oak to violate its obligations to third parties and cause the Employee to violate his or her obligations to First Oak. The consequences of violating such legal, regulatory and other obligations can be severe and damaging not only to the reputation and continued operations of First Oak, but also to individual Employees. Violations may lead to criminal and civil penalties against the person(s) violating the law, as well as against an individual’s employer and other controlling persons, and also against other persons who may “tip” or assist the violator. Potential sanctions and penalties for securities law violations include prison, civil injunctions, bars or suspensions from the securities industry or serving as a director or officer of a publicly traded company, disgorgement of illicit profits, payment of damages to other contemporaneous traders in the marketplace, as well as the payment of damages and monetary fines and penalties to the government. Even the appearance of the misuse of material non-public information can lead to negative publicity and tarnish the credibility and reputation of First Oak within the investment community and with the relevant regulators. As such, Employees must be vigilant in avoiding even the appearance of misuse of material non-public information.

	© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.	8

First Oak	Code of Ethics
Capital Management	INSIDER TRADING POLICY

Whom Does the Policy Cover?
This policy covers all of First Oak’s Employees as well as any transactions in any securities participated in by Family Members, trusts or corporations directly or indirectly controlled by such persons.

What is Material Non-Public Information?
Material non-public information generally means information about a company or security that is both material and non public and that has been provided directly or indirectly by an external source (such as a company in which First Oak currently has an investment or in which it is considering investing, or another party owing a duty of confidentiality to such company) with the expectation that the information will be kept confidential and used solely for the business purpose for which the information was communicated. Employees may receive material non-public information from corporate officers, employees or directors of a company in which First Oak has, or is considering, an investment. Employees may also receive material non-public information as a result of their own position as a director of a company. Material non-public information relating to a particular security also can come from a person who is not an official of the relevant company but who has otherwise been entrusted with the company’s confidential information (e.g., an investment banker, accountant or attorney with a relationship to the company or a bidder or potential bidder for the company’s securities). It may also include “tips” received directly or indirectly from corporate insiders, whether inside or outside of the context of an existing or prospective First Oak investment, particularly where the recipient knows, or should know, that the corporate insider is disclosing the information improperly, in breach of the insider’s duty to his or her own company.

Material non-public information may include, but is not limited to, significant developments in the following areas:
	■	Dividend or earnings announcements
	■	Write-downs or write-offs of assets
	■	Additions to reserves for bad debts or contingent liabilities
	■	Expansion or curtailment of company or major division operations
	■	Merger or joint venture announcements
	■	New product/service announcements
	■	Discovery or research developments
	■	Criminal, civil and government investigations and indictments
	■	Pending labor disputes
	■	Debt service or liquidity problems
	■	Bankruptcy or insolvency problems
	■	Tender offers, stock repurchase plans, etc.
	■	Recapitalization

	© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.	9

First Oak	Code of Ethics
Capital Management	INSIDER TRADING POLICY

What is Material Information?
Information is “material” if it has market significance; in other words, if the dissemination of the information is likely to affect the market price of any outstanding securities or is likely to be considered important by reasonable investors making trading decisions. As a general matter, such securities would be securities issued by a company that is subject to public reporting requirements or that are publicly traded on an exchange or other organized market place.

The analysis of materiality of information must be made on a continuing basis, as information that may be reasonably determined not to be material today may become material tomorrow. By the same token, information that was material yesterday may reasonably be determined not to be material today. Information may be material even if it relates to speculative or contingent events. Information that is material to a decision to trade a security is also likely to be material to a decision to trade related derivatives. Questions as to materiality should generally be resolved in favor of concluding that the subject information is material. Employees must treat information relating to a security or company as material unless, after consultation with the CCO, they are instructed otherwise. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

What Information is Non-Public?
Information is “non-public” unless and until it has been broadly disseminated or made widely available to the general public, such as by means of a press release carried over a major news service, a major news publication, a research report or publication, a public filing made with a regulatory agency, or materials available from public disclosure services. It is important to note that even following a public announcement relating to a matter which had previously been non-public, certain aspects of the matter may remain non- public. Employees must treat information relating to a security or company as non-public unless, after consultation with the CCO, they are instructed otherwise. Lastly, non-public information does not change to public information solely by selective dissemination.

Relationships with Investors
Given First Oak’s standing in the investment community, some investors may be executives of public companies and/or well connected individuals in the community. While First Oak may occasionally converse with these investors or potential investors as part of the normal course of its research/due diligence process, First Oak’s investment personnel must be aware that the relationship could incentivize those individuals to divulge additional information (including material non-public information) to First Oak due to the potential for personal gain. Accordingly, First Oak’s Employees should be cognizant of this potential conflict and take precautions when discussing investment matters with potential or current investors who are employed by companies that are current or prospective investments of First Oak.

	© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.	10

First Oak	Code of Ethics
Capital Management	INSIDER TRADING POLICY

Paid Research Providers	First Oak compensates third parties and/or individuals for research specific to certain industries, issuers and world markets. First Oak’s investment personnel must pay attention to the type of information conveyed by such sources. In the event that First Oak investment personnel suspect their receipt of non-public information, they must not act on the information and must immediately inform the CCO of the information to determine the appropriate course of action.

Procedures to Follow When an Employee Believes That He or She Possesses Material Non-public Information	If an Employee has questions as to whether he or she is in possession of material non-public information, he or she must inform the CCO and CFO as soon as possible. From that point, the Employee, CCO and CFO will be responsible for acting in a manner designed to determine whether the information is likely to be considered important to investors in making investment decisions and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, Employees:

	■	Shall not engage in securities transactions of any company, except in accordance with First Oak’s Personal Security Transaction Policy and the Federal Securities Laws.

	■	Shall submit various reports in accordance with the Personal Security Transaction Policy.

	■	Shall not discuss any potentially material non-public information with colleagues, except as specifically required by their position.

	■	Shall immediately report the potential receipt of material non-public information to the CCO and CFO.

	■	Shall not proceed with any research, trading, etc. until the CCO and CFO inform the Employee of the appropriate course of action.

In the event that First Oak possess material non-public information:

	■	The Employee receiving the information must not discuss such material non-public information with any person not employed by First Oak.

	■	Such Employee may only discuss the information with other First Oak’s Employees who have a need to know the information (e.g., the CCO and CFO).

	■	Discussion of material non-public information in public locations (including but not limited to airplanes, trains, restaurants and social gatherings) or by cellular telephone should be avoided.

■
Such information should be maintained in a secure location (whether physical or electronic) accessible only by those Employees having a need to know the information, as determined by the CFO and CCO. If such information is electronically stored, it should preferably be specifically marked “Confidential” and stored in a location separate from other generally accessible electronic information.

	© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.	11

First Oak	Code of Ethics
Capital Management	INSIDER TRADING POLICY

■
Only Employees having a need to know the information or, where necessary, their personal administrative assistants, should photocopy, print, edit, or otherwise be able to access, documents that may contain material non-public information. Care should be taken when printing or copying documents containing material non-public information in areas accessible to any persons not having a need to know the information. Printing jobs should be retrieved immediately.

	■	If appropriate, code names should be used to protect the name of the company to which the material non-public information relates.

Miscellaneous Control Procedures	A.	Certifications

Employees will be required to certify, on an annual basis, that they have read and agree to abide by the Policy on Insider Trading. The certifications will be maintained as part of First Oak’s records under the supervision of the compliance department.

The compliance department will be responsible for organizing periodic training sessions to facilitate Employees’ full understanding of First Oak’s Policy on Insider Trading.

	B.	Reporting Obligations
In an effort to detect and prevent insider trading, the compliance department will promptly investigate any reports of any possible violations of First Oak’s Policy on Insider Trading.

	C.	General Reports to Management
At least annually, the CCO will prepare a report for the Executive Committee setting forth some or all of the following:

■ A summary of existing procedures designed to detect and prevent insider trading;
■ A summary of changes in procedures made in the last year;
■
Full details of any investigation since the last report (either internal or by a regulatory agency) of any suspected insider trading, the results of the investigation and a description of any changes in procedures prompted by any such investigation; and

■ An evaluation of the current procedures and a description of anticipated changes in procedures, if any.

	D.	Special Reports to Management

Promptly upon learning of a potential violation of First Oak’s Policy on Insider Trading, the CCO will prepare a report for the Executive Committee, which may include: (1) the name of particular Securities involved, if any, (2) the date First Oak learned of the potential violation and began investigating; (3) the accounts and individuals involved; (4) actions taken as a result of the investigation, if any; and (5) recommendations for further action.

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First Oak	Code of Ethics
Capital Management

SERVING AS OFFICERS, TRUSTEES AND/OR DIRECTORS OF OUTSIDE ORGANIZATIONS

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations by completing a form. These organizations can include public or private corporations, partnerships, charitable foundations and other not- for-profit institutions. Employees may also receive compensation for such activities.

At certain times, First Oak may determine that it is in its Clients’ best interests for an Employee(s) to serve as an officer or on the board of directors of an outside organization. For example, a company held in Clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of First Oak can, however, raise serious regulatory issues and concerns, including conflicts of interest and access to material non-public information.

As an outside board member or officer, an Employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between First Oak and the outside organization, and that the Employee does not communicate such information to other Employees in violation of the information barrier.

Similarly, First Oak may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee must not be involved in the decision to retain or hire the outside organization.

Employees are prohibited from engaging in outside activities without the prior written approval of the CCO. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part 2 of Form ADV.

Outside Business Activities
Each Employee must obtain prior written approval from the CCO with respect to outside business activities.

Prior to engaging in such activities, an Employee must make full disclosure to the CCO. Such approval, if granted, may be given subject to restrictions or qualifications and is revocable at any time.

Examples of activities requiring prior written approval include full- or part-time service as a consultant or Employee of another business organization; and any agreement to be employed or accept compensation in any form (e.g., commission, salary, fee, bonus, contingent compensation, etc.) by a person or entity or their affiliates.

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First Oak	Code of Ethics
Capital Management

DIVERSION OF FIRM BUSINESS OR INVESTMENT OPPORTUNITY

No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with First Oak and in which he or she knows First Oak or its Clients might be expected to participate or have an interest, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to First Oak and/or its Clients, and obtaining written authorization to participate from the CCO.

Any personal interest of an Employee or his or her Family Members in any First Oak business activity or transaction must be immediately disclosed to the CCO. For example, if an Employee becomes aware that a transaction being considered or undertaken by First Oak may benefit, either directly or indirectly, an Employee or his or her Family Member, the Employee must immediately disclose this possibility to the CCO.

LOANS

No Employee may borrow from or become indebted to, any person, business or company having business dealings or a relationship with First Oak, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No Employee may use First Oak’s name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

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First Oak	Code of Ethics
Capital Management

DEALING WITH GOVERNMENT AND INDUSTRY REGULATORS

First Oak forbids payments of any kind by it, its Employees or any agent or other intermediary to any government official, self regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against First Oak. Employees are expected, if requested, to provide First Oak with reasonable assistance, including, but not limited to, meeting or consulting with First Oak and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

In the event that any Employee is contacted by the Securities and Exchange Commission, the Commodity Futures Trading Commission, the National Futures Association, the Financial Industry Regulatory Authority, the Internal Revenue Service or any other governmental or self-regulatory organizational authority, such Employee shall immediately refer such authority to the CCO and CFO.

© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.	15

First Oak	Code of Ethics
Capital Management

REGULATORY REQUIREMENTS

The SEC considers it a violation of general antifraud provisions of federal securities laws whenever an investment adviser, such as First Oak, engages in fraudulent, deceptive or manipulative conduct. As a fiduciary with respect to Client assets, First Oak cannot engage in activities that would result in certain conflicts of interests (for example, front-running or scalping).

The SEC can censure, place limitations on the activities, functions, or operations of, suspend for a period not exceeding 12 months, or revoke the registration of any investment adviser based on a failure to reasonably to supervise, with a view to preventing violations of the provisions of the federal securities laws, an Employee or an Employee who commits such a violation.

However, no manager shall be deemed to have failed reasonably to supervise any person, if:

1.
There have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person; and

2.
Such manager has reasonably discharged the duties and obligations incumbent upon him or her by reason of such procedures and system without reasonable cause to believe that such procedures and system were not complied with.

POLITICAL CONTRIBUTIONS AND PUBLIC OFFICE

The following outlines First Oak’s policies with respect to political contributions and public office:

■
Donations by First Oak or its Employees/Supervised Persons to charities or politicians with the intention of influencing such entities to become Clients or Investors of First Oak or which result in any other actual or apparent conflict of interest are strictly prohibited. All Employees are required to notify the CCO if they perceive an actual or apparent conflict of interest in connection with any charitable donation or political contribution by any other Employee;

■	Neither First Oak nor Employees are permitted to make any soft-dollar contributions; and

■	Neither First Oak nor Employees can hold a public office if it in any way conflicts with First Oak’s business.

© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.	16

First Oak	Code of Ethics
Capital Management

IMPROPER USE OF FIRST OAk’S PROPERTY

No Employee may utilize property of First Oak or utilize the services of First Oak or Employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO and CFO. For this purpose, “property” means both tangible and intangible property, including First Oak and Employee funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.

PROTECTION OF FIRST OAk’S NAME

Employees should at all times be aware that First Oak’s name, reputation and credibility are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized use of First Oak’s name in any manner that could be misinterpreted to indicate a relationship between First Oak and any other entity or activity.

EMPLOYEE INVOLVEMENT IN LITIGATION OR PROCEEDINGS

Employees must advise the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.	17

First Oak	Code of Ethics
Capital Management

	GIFTS AND BUSINESS ENTERTAINMENT

Employees’ Receipt of Business Meals, Tickets to Sporting Events and Other Entertainment
Employees must use reasonable care and judgment in deciding when and which events sponsored by Security Industry Participants—including all third-party vendors and service providers—to attend, including golfing outings and ski trips. The SEC and FINRA do not prohibit attending such events. However, in an interpretive letter issued by the FINRA, the FINRA stated that attendance at such events would not be considered a Gift “so long as it is neither so frequent nor so extensive as to raise any question of propriety.” The FINRA also stated that if the sponsor did not attend the event, attendance at such an event would be considered a Gift.

Employees are required to report any “Material Business Entertainment” accepted by an Employee using the Firm’s “Gift and Business Entertainment Log.” Material Business Entertainment will generally include any event that would cost the Employee $500 or more to attend. If the event is highly publicized such that the tickets may be selling in excess of their face value, the Employee must consider the mark-up for the reporting requirements. Employees will be required to quarterly certify that they have submitted all such Material Business Entertainment.

	The CCO shall track all reportable entertainment and gifts via the Firm’s “Gift and Material Entertainment Log.”

Employees’ Receipt of Gifts
Employees are not permitted to directly or indirectly receive Gifts totaling more than $100 annually from any single Security Industry Participant—including all third-party vendors and service providers—or accept any Gift or favor that could be construed as preferential treatment. Should a situation arise where Gifts exceeding this $100 limit are received, the Employee must notify the CCO in writing immediately. The written notification must include a detailed description of the events surrounding the activity, the amount received, the circumstances under which the activity took place and reasons for accepting the Gift. Reasonable Gifts received on behalf of the Firm shall not require reporting. Examples of reasonable Gifts include holiday gift baskets and lunches brought to First Oak’s offices by service providers.

The overriding principle of this policy is that employees should not accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision-making or make them feel beholden to a person or company.

First Oak’s Gift-Giving Policy	First Oak and its Employees are prohibited from giving Gifts.

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First Oak	Code of Ethics
Capital Management

TRAVEL EXPENSES AND CONFERENCES

Please refer to Employee Handbook for Policy.

First Oak will pay for all travel and travel-related expenses to support an Employee’s attendance at conferences, company visits, etc. In the event that any such expenses are included as part of the event (i.e., a broker charters a jet for numerous investment firms, including First Oak, to visit a company), First Oak shall determine the approximate value of the expense and report it in the Firm’s “Gift and Material Business Entertainment Log.”

© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.	19

First Oak	Code of Ethics
Capital Management

ENFORCEMENT OF THE CODE

The CCO has several responsibilities to fulfill in enforcing the Code. Some of these responsibilities are summarized below.

Repoting Requirements
Employees must notify the compliance department immediately (compliance@firstoak.com) if they have any reason to believe that a violation of this Code occurred or is about to occur, whether or not such violation involves the Employee or another Employee. Failure to do so constitutes grounds for disciplinary sanction, including dismissal. To the extent feasible, any self-reporting by an Employee will be held in the strictest confidence.

Responsibilities of the Chief Compliance Officer and the Compliance Analyst	The Chief Compliance Officer:

	1.	Will provide each Employee with a copy of the Code and any amendments thereto;

	2.	Shall notify each person in writing who is required to report under the Code of his or her reporting requirements no later than 10 business days after accepting a position with First Oak; and

	3.	Shall oversee the Compliance Analyst.

The Compliance Analyst:

	1.	Will monitor personal securities transactions to ensure compliance with the Code. This includes reviewing monthly statements to monitor compliance with the Code.

	2.	Will, before determining that a person has violated the Code, give the person an opportunity to supply explanatory material.

	3.	Will, at least on a monthly basis, record all violations of this Code, and any action take as a result of the violation.

	4.	Will submit his or her own reports, as may be required pursuant to the Code, to the CCO who shall fulfill the duties of the Compliance Analyst with respect to the Compliance Analyst’s reports.

Code Violations
If you violate this Code, including filing a late, inaccurate or incomplete holdings or transaction report, you may be subject to remedial actions, which may include, but are not limited to, any one or more of the following: (1) a warning; (2) disgorgement of profits; (3) imposition of a fine, which may be substantial; (4) demotion, which may be substantial; (5) suspension of employment, with or without pay; (6) termination of employment; or (7) referral to civil or governmental authorities for possible civil or criminal prosecution. If you are normally eligible for a discretionary bonus, any violation of the Code may also reduce or eliminate the discretionary portion of your bonus.

Note: Both the violation and any imposed sanction will be brought before the Executive Committee.

	© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.	20

First Oak	Code of Ethics
Capital Management	ENFORCEMENT OF THE CODE

Reports to the Executive Committee	Special Reports to Management:

Promptly upon learning of a potential violation of the Code, the Compliance Analyst shall prepare a written report to the CCO providing full details, which may include: (i) the name of particular Securities involved, if any; (ii) the date she learned of the potential violation and began investigating; (iii) the accounts and individuals involved; (iv) actions taken as a result of the investigation, if any; and (v) recommendations for further action.

	If the CCO determines that the violation(s) was material, the violation(s) will be reported to the Executive Committee.

	Periodic Reports:

The CCO will prepare a quarterly, written report for the Executive Committee (the “CCO Log”). The CCO Log will describe any issue(s) that arose during the previous quarter under the Code or procedures related thereto, including any material Code or procedural violations, and any resulting sanction(s).

The CCO will also prepare an annual, written report for the Executive Committee. The Annual Code Report will describe, in summary fashion, issue(s) that arose during the previous four quarters and how the Code should be amended to address any recurring violations.

	The Compliance Analyst may report to the CCO and the Executive Committee more frequently as he or she deems necessary or appropriate, and shall do so as requested by the CCO and the President.

Effective Date of the Code	The Code is effective November 1, 2010, updated January 23, 2012, and supersedes any prior versions of the Code.

	© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.	21

First Oak	Code of Ethics
Capital Management

OTHER

Disclosure
First Oak shall describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Investors with a copy of the Code of Ethics. All client requests for First Oak’s Code of Ethics shall be directed to the CCO.

Recordkeeping
First Oak shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of regulatory authorities or First Oak’s management.

■ A copy of the Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

■
A record of any violation of the Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

■ A record of all written acknowledgements (annual certifications) as required by the Code for each person who is currently, or with the past five years was, an Employee of First Oak.

■
A copy of each report made pursuant to the Code by an Employee, including any information provided in lieu of reports, shall be preserved by the Firm for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

■
A list of all persons who are, or within the past five years have been, required to make reports pursuant to the Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

■
The Firm shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any Limited Offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

Responsibility
The CCO will be responsible for administering the Code. All questions regarding the policy should be directed to the CCO. All Employees must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their employment.

© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential. 22

First Oak	Code of Ethics
Capital Management

DEFINITIONS

To make it easier to review and understand these policies and procedures, some terms are defined below:

Access Person
Any of First Oak’s supervised persons (a) who has access to non-public information regarding any Clients’ purchase or sale of Securities, or (b) who is involved in making Securities recommendations to Clients or who has access to such recommendations that are non-public.

Advisers Act	The Investment Advisers Act of 1940, as amended.

Approved Securities	■	Exchange-traded funds (“ETFs”)*;
	■	Closed-end funds*;
	■	Exchange-traded notes (“ETNs”)*;
	■	Master Limited Partnerships; and
	■	Derivatives relating to the foregoing.

*First Oak does not currently trade ETFs, closed-end funds or ETNs for its Client Accounts. However, if First Oak anticipates trading or does trade closed-end funds or ETNs for Client Accounts in the future, the CCO may deem certain ETNs or closed-end funds (and derivatives related to such ETNs or closed-end funds) to be Prohibited Securities in the CCO’s discretion.

Beneficial Ownership	A Security is beneficially owned by a person, if that person:

1.
Directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares with any other person (a) any pecuniary, financial or other interest in that Security, (b) voting power, which includes the power to vote, or to direct the voting of, that Security, or (c) investment power, which includes the power to dispose, or to direct the disposition, of that Security; or

	2.	Provides any investment advice regarding that Security; or

3.
Has the right to acquire that Security within sixty days, through (a) the exercise of any option, warrant or right, (b) the conversion of a Security, (c) the exercise of the power to revoke a trust, discretionary account or similar arrangement, (d) the automatic termination of a trust, discretionary account or similar arrangement, or (e) any other means.

Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting that person of Beneficial Ownership of a Security as part of a plan or scheme to avoid Beneficial Ownership of that Security is nevertheless deemed to have Beneficial Ownership of that Security.

Business Entertainment
An Employee participates in an activity or event with Securities Industry Participant that Securities Industry Participant pays for. Securities Industry Participant must be present (otherwise by definition is a Gift).

Client Account	Any client or Investment Fund as to which or for whom the Firm provides investment advisory services.

	© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.	23

First Oak	Code of Ethics
Capital Management	DEFINITIONS

Chief Compliance		Kathlyne Kiaie (or her designated substitute or successor).
Officer or CCO

Code		This Code of Ethics.

Compliance Analyst		Gillian Silver (or her designated substitute or successor).

Covered Account		Has the meaning ascribed to that term in the Personal Securities Transactions section of the Code.

Discretionary Account		Any Client Account that has granted the Firm discretionary investment authority. All Investment Funds are Discretionary Accounts.

Employee
Each person who is an Employee, officer or manager of the Firm, and any other person whom the Chief Compliance Officer notifies will be subject to this Code (including, for example, the Firm’s independent service providers (such as information technology personnel or other frequent service providers with access to the Firm’s trading and client information)).

Exchange Act		The Securities Exchange Act of 1934, as amended.

Family Members of an Access Person or Employee
Family Members include adoptive relationships and means any of the following persons who reside in your household: spouse, domestic partner, child, stepchild, grandchild, daughter-in-law, son-in-law, sibling, brother-in-law, sister-in-law, parent, stepparent, mother-in-law, father-in-law, or grandparent.

FINRA		Financial Industry Regulatory Authority.

Firm or “First Oak”
First Oak Capital Management LLC and each of its affiliates that is engaged in the business of providing investment advisory services or serving as the general partner or manager of an Investment Fund.

Gift
An item, activity, or event that an Employee receives that is paid for by a current or potential third-party vendor or service provider of the Firm, who neither shares the item nor participates with the Employee.

ICA		The Investment Company Act of 1940, as amended.

Insider Trading
Although not defined in securities laws, Insider Trading is generally thought to be described as trading either personally or on behalf of others on the basis of Material Non-public Information or communicating Material Non -public Information to others in violation of the law.

Investment Fund
Any United States or non–United States investment fund or pool of which the Firm of one of its affiliates serves as investment adviser, general partner or both (including any such investment fund or pool in which the only investors are the Firm, any affiliate of the Firm or any Employee).

IPO
An “initial public offering” is an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

Limited Offering
An offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to section 4(2) or section 4(6) of such Act or pursuant to Rules 504, 505 or 506 of Regulation D thereunder.

	© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.	24

First Oak	Code of Ethics
Capital Management	DEFINITIONS

Material Business		Any activity/event that would cost a First Oak Employee $500 or more to attend.
Entertainment

Non-Discretionary		Any Client Account that has not granted the Firm discretionary investment authority.
Account

Non-Restricted		■ Direct obligations of the U.S., state and local governments;
Securities		■ Banker’s acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
■ Shares issued by money market funds;
■ Shares issued by open-end funds; and
■ Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

Prohibited Securities
Other than Non-Restricted Securities and Approved Securities, all Securities are “Prohibited Securities.” Prohibited Securities include but shall not be limited to all equity and debt securities, common and preferred stock, investment and non-investment grade debt securities, investments convertible into or exchangeable for stock or debt securities, or securities sold in IPOs or Limited Offerings or any derivative instrument relating to any such Security, including options, warrants and futures.

SEC		The United States Securities and Exchange Commission.

Securities Act		The Securities Act of 1933, as amended.

Security		Any security as defined in section 202(a)(18) of the Investment Advisers Act of 1940, as amended.

Securities Industry		Broker-dealers, investment banking firms, etc.
Participant

U.S.		The United States of America.

	© 2012 First Oak Capital Management LLC. All rights reserved. Strictly confidential.	25